Gaia Reports Third Quarter 2024 Results

BOULDER, CO – November 4, 2024 - Gaia, Inc. (NASDAQ: GAIA), a conscious media and community company, reported financial results for the third quarter ended September 30, 2024.

Highlights:

•
10% growth in revenue with large acceleration expected in next quarter.
•
Sixth consecutive quarter of positive operating and free cash flow.

“Over the last few months we raised, for the first time in our history, our subscription prices for all members by at least two dollars. While the initial losses from the price increase kept our member count flat, we expect that the price increases will push our revenue to almost $24 million during fourth quarter, up from $22.2 million currently,” said Jirka Rysavy, Gaia’s Chairman.

“Q3 marks another successful quarter of free cash flow generation while maintaining double-digit growth, reinforcing our position as a leader in conscious media. We’re especially encouraged by the positive momentum and early success of our recent price adjustments, which are setting a solid foundation for accelerated growth heading into Q4 and 2025,” said James Colquhoun, Gaia’s CEO. “Additionally, we would like to announce our partnership with ElevenLabs, who will now be Gaia’s official provider for AI dubbing and translation across multiple languages. This partnership helps us to enhance our operating efficiency as we continue growing our international audience.”

Gaia CFO Ned Preston commented: “Operating cash flows for the first nine months finished at $4.3 million, representing a $1.6 million improvement from the first nine months of 2023 and continues the momentum we've delivered in the prior five quarters.”

Third Quarter 2024 Financial Results

Revenues for the third quarter grew $2.0 million or 10% to $22.2 million from $20.2 million in the year-ago quarter. Member count increased on a year-over-year standpoint to 846,000 as of September 30, 2024, up from 790,500 or 7% from September 30, 2023.

Gross profit in the third quarter increased 11% to $19.1 million from $17.2 million and gross margins improved to 86.0% from 85.2% from the year-ago quarter.

Net loss was $(1.2) million, or $(0.05) per share compared to the year-ago quarter at $(0.8) million, or $(0.04) per share. Adjusting for the $1.8 million ERTC (Employee Retention Tax Credit) recognized in the third quarter of 2023, the quarterly net loss improved by $1.4 million.

For the third quarter of 2024, operating cash flow was $0.4 million and free cash flow was $0.1 million, representing the sixth consecutive quarter of positive cash flow.

In the last nine months revenue grew 10.4%, with an improvement in operating cash flow of $1.6 million and free cash flow of $1.5 million.

Conference Call

Date: Monday, November 4, 2024

Time: 4:30 p.m. Eastern time (2:30 p.m. Mountain time)

Toll-free dial-in number: 1-877-269-7751

International dial-in number: 1-201-389-0908

Conference ID: 13749012

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Gateway Group at (949) 574-3860.

The conference call will be broadcast live and available for replay here and via ir.gaia.com.

A telephonic replay of the conference call will be available after 7:30 p.m. Eastern time on the same day through November 18, 2024.

Toll-free replay number: 1-844-512-2921

International replay number: 1-412-317-6671

Replay ID: 13749012

About Gaia

Gaia is a member-supported global video streaming service and community that produces and curates conscious media through four primary channels—Seeking Truth, Transformation, Alternative Healing and Yoga—in four languages (English, Spanish, French and German) to its members in 185 countries. Gaia’s library includes over 10,000 titles, over 88% of which is exclusive to Gaia, and approximately 75% of viewership is generated by content produced or owned by Gaia. Gaia is available on Apple TV, iOS, Android, Roku, Chromecast, and sold through Amazon Prime Video and Comcast Xfinity. For more information about Gaia, visit www.gaia.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. All statements other than statements of historical fact are forward looking statements that involve risks and uncertainties. When used in this discussion, we intend the words “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “future,” “hope,” “intend,” “may,” “might,” “objective,” “ongoing,” “plan,” “potential,” “predict,” “project,” “should,” “strive,” “target,” “will,” “would” and similar expressions as they relate to us to identify such forward-looking statements. Our actual results could differ materially from the results anticipated in these forward-looking statements as a result of certain factors set forth under “Risk Factors” and elsewhere in our filings with the U.S. Securities and Exchange Commission, including in our Annual Report on Form 10-K for the year ended December 31, 2023. Risks and uncertainties that could cause actual results to differ include, without limitation: our ability to attract new members and retain existing members; our ability to compete effectively, including for customer engagement with different modes of entertainment; maintenance and expansion of device platforms for streaming; fluctuation in customer usage of our service; fluctuations in quarterly operating results; service disruptions; production risks; general economic conditions;

future losses; loss of key personnel; price changes; brand reputation; acquisitions; new initiatives we undertake; security and information systems; legal liability for website content; failure of third parties to provide adequate service; future internet-related taxes; our founder’s control of us; litigation; consumer trends; the effect of government regulation and programs; the impact of public health threats; our ability to remediate the material weaknesses in our internal control over financial reporting and technical accounting; and other risks and uncertainties included in our filings with the Securities and Exchange Commission. We caution you that no forward-looking statement is a guarantee of future performance, and you should not place undue reliance on these forward-looking statements which reflect our views only as of the date of this press release. We undertake no obligation to update any forward-looking information.

Non-GAAP Measures

In addition to disclosing financial results calculated in accordance with generally accepted accounting principles in the United States of America (GAAP), the financial information included in this release contains non-GAAP financial measures, including Free Cash Flow. These non-GAAP measures should not be considered a substitute for, or superior to, financial measures and results calculated in accordance with GAAP, including net income, and reconciliations to GAAP financial statements should be carefully evaluated. Free Cash Flow represents net cash provided by operating activities plus cash paid for interest payments, less cash used in investing activities, plus cash from non-core business activities. We believe Free Cash Flow is also useful as one of the bases for comparing the Gaia’s performance with its competitors. Although Free Cash Flow and similar measures are frequently used as measures of cash flows generated from operations by other companies, Gaia’s calculation of Free Cash Flow might not necessarily be comparable to such other similarly titled captions of other companies. We believe that both management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting and analyzing future periods.

Company Contact:

Ned Preston

Chief Financial Officer

Gaia, Inc.

Investors@gaia.com

Investor Relations:

Gateway Group, Inc.

Cody Slach

(949) 574-3860

GAIA@gateway-grp.com

GAIA, INC.

Condensed Consolidated Balance Sheets

	September 30,	December 31,
(in thousands, except share and per share data)	2024	2023
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$4,365	$7,766
Accounts receivable	5,035	4,111
Other receivables	2,333	2,191
Prepaid expenses and other current assets	2,647	2,015
Total current assets	14,380	16,083
Media library, net	38,956	40,125
Operating right-of-use asset, net	5,666	6,288
Property and equipment, net	26,144	26,303
Equity method investment	—	6,374
Technology license, net	15,752	—
Investments and other assets, net	6,805	3,157
Goodwill	31,943	31,943
Total assets	$139,646	$130,273
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$13,573	$12,038
Accrued and other liabilities	1,906	2,599
Long-term debt, current portion	160	155
Operating lease liability, current portion	824	780
Deferred revenue	17,366	15,861
Total current liabilities	33,829	31,433
Long-term debt, net of current portion	5,680	5,801
Operating lease liability, net of current portion	5,087	5,708
Deferred taxes, net	551	551
Total liabilities	45,147	43,493
Commitments and Contingencies
Shareholders’ equity:
Class A common stock, $0.0001 par value, 150,000,000 shares authorized, 18,066,942 and 17,813,179 shares issued, 18,001,955 and 17,748,374 shares outstanding at September 30, 2024 and December 31, 2023, respectively	2	2
Class B common stock, $0.0001 par value, 50,000,000 shares authorized, 5,400,000 shares issued and outstanding at September 30, 2024 and December 31, 2023, respectively	1	1
Additional paid-in capital	170,822	170,695
Accumulated deficit	(89,625)	(85,195)
Total Gaia, Inc. shareholders’ equity	81,200	85,503
Noncontrolling interests	13,299	1,277
Total equity	94,499	86,780
Total liabilities and equity	$139,646	$130,273

GAIA, INC.

Condensed Consolidated Statements of Operations (unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
(in thousands, except per share data)	2024	2023	2024	2023

Revenues, net	$22,156	$20,223	$65,930	$59,709
Cost of revenues	3,101	2,983	9,684	8,595
Gross profit	19,055	17,240	56,246	51,114
Operating Expenses:
Selling and operating	18,398	16,254	54,854	49,462
Corporate, general and administration	2,013	1,433	5,630	4,726
Total operating expenses	20,411	17,687	60,484	54,188
Loss from operations	(1,356)	(447)	(4,238)	(3,074)
Equity method investment loss	—	(125)	—	(375)
Interest and other expense, net	(144)	(141)	(396)	(375)
Loss before income taxes	(1,500)	(713)	(4,634)	(3,824)
Provision for income taxes	—	—	—	—
Net loss	(1,500)	(713)	(4,634)	(3,824)
Net income (loss) attributable to noncontrolling interests	(308)	59	(204)	142
Net loss attributable to common shareholders	$(1,192)	$(772)	$(4,430)	$(3,966)

Loss per share:
Basic
Continuing operations (attributable to common shareholders)	$(0.05)	$(0.04)	$(0.19)	$(0.19)
Basic loss per share	$(0.05)	$(0.04)	$(0.19)	$(0.19)
Diluted
Continuing operations (attributable to common shareholders)	$(0.05)	$(0.04)	$(0.19)	$(0.19)
Diluted loss per share	$(0.05)	$(0.04)	$(0.19)	$(0.19)

GAIA, INC.

Condensed Consolidated Statement of Cash Flows (unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
(in thousands)	2024	2023	2024	2023

Net cash provided by (used in):
Net cash (used in) provided by operating activities	$409	$1,415	$4,264	$2,685
Net cash used in investing activities	(1,361)	(1,066)	(13,881)	(2,975)
Net cash provided by (used in) financing activities	(142)	1	6,216	(43)
Net change in cash, cash equivalents, and restricted cash	$(1,094)	$350	$(3,401)	$(333)

Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow and Adjusted Free Cash Flow (unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
(in thousands)	2024	2023	2024	2023

Net cash (used in) provided by operating activities	$409	$1,415	$4,264	$2,685
Cash paid for interest	141	141	403	394
Net cash used in investing activities	(1,361)	(1,066)	(13,881)	(2,975)
Change in cash from non-core business activities	950	105	11,050	213
Free cash flow	$139	$595	$1,836	$317